Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Experts” in the Prospectus, and included in this Post-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-282845) of AMG Comvest Senior Lending Fund (the “Registration Statement”).

We also consent to the use of our report dated March 20, 2025, with respect to the financial statements of AMG Comvest Senior Lending Fund for the year ended December 31, 2024 and for the period from September 29, 2023 (Inception Date) through December 31, 2023, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Miami, Florida

April 30, 2025